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                         Consent of BDO Seidman, LLP
                   Independent Certified Public Accountants

Health Management, Inc.

       We hereby consent to the incorporation by reference in the Company's Registration Statement on Form S-8 (Registration No. 33-90130) filed with the Securities and Exchange Commission on March 8, 1995 of our reports dated July 22, 1996, except for Note 4(a) which is as of July 26, 1996, relating to the consolidated financial statements and schedule of Health Management, Inc. appearing in this Annual Report on Form 10-K for the year ended April 30, 1996. Our reports contain an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

Mitchel Field, New York
July 29, 1996